Exhibit 21

Subsidiaries of CFSB Bancorp, Inc.

Name	Percent Ownership	State of Incorporation
Colonial Federal Savings Bank	100%	Federal

Subsidiaries of Colonial Federal Savings Bank

Name	Percent Ownership	State of Incorporation
Beach Street Securities Corporation	100%	Massachusetts